INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Oppenheimer Multi-State Municipal Trust

We consent to the use of our reports dated August 21, 1998 on the Oppenheimer New Jersey Municipal Fund, Oppenheimer Florida Municipal Fund and Oppenheimer Pennsylvania Municipal Fund (collectively the Oppenheimer Multi-State Municipal Trust) included in the Statements of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectuses, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statements of Additional Information.



/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP


Denver, Colorado
November 20, 1998